Exhibit 99.1

CONTACT

John B. Roche

Chief Financial Officer

(212) 297-1000

or

Laura Godfrey

Investor Relations

(212) 297-1000

FOR IMMEDIATE RELEASE

GRAMERCY CAPITAL CORP. REPORTS

THIRD QUARTER 2008 RESULTS

Third Quarter Highlights

•                  For the quarter, generated funds from operations (“FFO”) of $30.6 million, an increase of $7.7 million, or 33.6%, from the $22.9 million generated in the same quarter of the previous year.  On a fully diluted per share basis, FFO was $0.60 and $0.83 for the third quarter of 2008 and 2007, respectively.

•                  For the quarter, net income to common stockholders was $7.3 million, or $0.14 per diluted share, a decrease from $94.8 million, or $3.43 per diluted share, for the same quarter in the previous year.  The change is due primarily to: depreciation expense of $22.3 million, or $0.44 per fully diluted common share, as compared to $1.2 million, or $0.04 per fully diluted common share, in the prior year quarter; and the gain, net of the associated incentive fee, on the sale of the Company’s interest in One Madison Avenue, which contributed $73.2 million, or $2.65 per fully diluted common share, in the prior year quarter.

•                  Maintained approximately $174.7 million of liquidity at quarter end, including $95.2 million of cash and $79.5 million of cash in the Company’s three CDOs.  Additionally, the Company had unused borrowing commitments under its secured and unsecured credit facilities of $248.2 million.

•                  Recruited Roger M. Cozzi to join Gramercy Capital Corp. as its President and Chief Executive Officer.  Marc Holliday, Andrew Mathias, and Greg Hughes have stepped down as executive officers of Gramercy.

•                  Entered into new term loan and revolving credit facilities with Goldman Sachs in August 2008 and Wachovia in July 2008 with extended maturities of December 2010 and July 2011, respectively.  Additionally, repaid an $88.5 million secured loan with Deutsche Bank scheduled to mature in March 2009.

•                  Generated $156.4 million of loan repayments.  Reduced unfunded commitments associated with existing loans by $19.8 million, to $82.1 million from $101.9 million at June 30, 2008.

•                  Acquired $21.0 million of BBB- to A-rated CRE CDO bonds previously issued by the Company’s CDOs, generating gains of $11.7 million.  Originated $25.4 million of first mortgage loans and a $29.9 mezzanine loan during the quarter.

•                  Recorded a gross provision for possible loan losses of $18.9 million for the quarter, relating to five separate loans.  The provision was based on the Company’s quarterly review of its loan portfolio.  The Company’s reserve for possible loan losses at September 30, 2008 was $48.1 million in connection with 10 separate loans.

•                  Closed on the sale of 16 properties with an aggregate sales price of approximately $20.2 million, including 11 Held for Sale properties.  Approximately $14.7 million of debt related to these properties was repaid.  Through September 30, 2008, approximately 78% of the aggregate expected gross proceeds of the Held for Sale portfolio designated at merger had been realized through property sales.  Since September 30, 2008, the Company has closed on 9 sales with an aggregate sales price of $42.4 million, and has under contract of sale an additional 34 properties with an expected aggregate sales price of approximately $21.4 million.

•                  New leases totaling 57,567 net rentable square feet commenced during the third quarter, resulting in quarter-end occupancy of 87.7% and 87.6% at September 30 and June 30, 2008, respectively.

•                  Declared a dividend for the Series A Preferred Stock of $0.50781 per share for the quarter ended September 30, 2008.  The dividends were paid on October 15, 2008 to preferred stockholders of record as of the close of business on October 10, 2008.

•                  No dividend was paid on common shares for the third quarter of 2008 to augment the Company’s liquidity.  The non-payment of the common dividend for the third quarter will enable the Company to retain approximately $32.3 million of cash based upon the prior quarter’s dividend paid.  Based on current estimates of taxable income, the Company believes its cumulative distributions to-date in 2008 will satisfy the Company’s tax requirements.

Summary

NEW YORK, N.Y. – October 30, 2008 – Gramercy Capital Corp. (NYSE: GKK) today reported funds from operations (“FFO”) of $30.6 million, or $0.60 per diluted share, for the quarter ended September 30, 2008.  The Company generated total revenues of $180 million during the third quarter of 2008, an increase of $89.8 million from $90.2 million during the same quarter of the prior year.  The Company generated total revenues of $440.8 million during the first nine months of 2008, an increase of $204.1 million from $236.7 million during the same nine months of the prior year.

At September 30, 2008, the Company owned 29.0 million net rentable square feet of commercial real estate in 37 states and the District of Columbia with an aggregate asset book value of approximately $3.9 billion, in addition to $2.2 billion of loan investments, $857.4 million of commercial mortgage real estate securities investments, and $766.5 million other assets.  As of September 30, 2008, approximately 50.5% of the Company’s assets were comprised of commercial property, 28.6% of debt investments, 11.0% of commercial mortgage real estate securities and 9.9% of other assets.

Gramercy Realty

Gramercy Realty’s portfolio consists of office buildings and bank branches serving primarily investment-grade rated financial institutions.  During the quarter, Gramercy Realty sold 16 properties, including 11 merger designated Held for Sale properties, for an aggregate sales price of approximately $20.2 million. Through September 30, 2008, approximately 78% of the aggregate expected gross proceeds of the Held for Sale portfolio had been realized through property sales.  Since September 30, 2008, the Company has closed on 9 sales with an aggregate sales price of $42.4 million, and has under contract of sale an additional 34 properties with an expected aggregate sales price of approximately $21.4 million. During the quarter, 20 new leases totaling 57,567 net rentable square feet commenced.  Gramercy Realty finished the quarter at 87.7% occupancy.

Gramercy Realty’s operating property portfolio as of September 30, 2008 is summarized below:

	Number of Properties		Rentable Square Feet		Occupancy
Portfolio	At 6/30/08	At 9/30/08	At 6/30/08	At 9/30/08	At 6/30/08	At 9/30/08
Core	652	647	20,910,046	20,830,900	96.3%	96.1%
Value - Add	296	225	5,227,759	4,749,349	65.7%	69.5%
Subtotal	948	872	26,137,805	25,580,249	90.2%	91.2%
Held for Sale	84	143	1,914,749	2,244,038	53.2%	47.8%
Total (1)	1,032	1,015	28,052,554	27,824,287	87.6%	87.7%

(1)  Excludes three legacy Gramercy joint venture net leased properties totaling of 1.2 million net rentable square feet.

Gramercy Realty’s top five tenants by percentage of base rent as of September 30, 2008 were:

Tenants/Financial Institutions	Credit Rating (1)	Number of Locations	Net Rentable Sq Ft.	% of Net Rentable Sq Ft.
1. Bank of America, N.A.	A+	380	12,562,516	45.1%
2. Wachovia Bank, National Association (2)	A+	159	5,309,579	19.1%
3. Regions Financial Corporation (3)	A+	83	744,696	2.7%
4. Citizens Financial Group, Inc. (4)	AA-	9	267,585	1.0%
5. General Services Administration (GSA)	AAA	6	228,776	0.8%
Total		637	19,113,152	68.7%

(1)  All ratings from Fitch Ratings LP

(2)  Under agreement to be acquired by Wells Fargo Corp.

(3) Individual lease agreements with tenants that are unrated subsidiaries of Regions Financial Corporation, including Regions Bank and AmSouth Bank.

(4) Individual lease agreements with tenants that are unrated subsidiaries of Citizens Financial Group Inc., including RBS Citizens, N.A. and Citizens Bank of Pennsylvania.  Citizens Financial Group Inc. is a wholly owned subsidiary of Royal Bank of Scotland Group PLC.

Gramercy Finance

As of September 30, 2008, debt investments owned by Gramercy Finance had a carrying value of approximately $2.2 billion, net of loan loss reserves, unamortized fees and discounts totaling $77.7 million, and had associated unfunded commitments of $82.1 million.  Commercial mortgage real estate securities investments totaled $857.4 million as of September 30, 2008, net of unamortized fees and discounts of $31.8 million.  Approximately 92% of Gramercy Finance’s commercial mortgage real estate securities investments are rated AAA, and all are funded for term in Gramercy’s three CDOs.

The aggregate carrying values, allocated by investment type, and weighted average yields of Gramercy Finance’s debt and commercial mortgage real estate securities investments as of September 30, 2008 were:

	Debt Investments ($ in millions)	Percentage	Fixed Rate: Effective Yield	Floating Rate: Effective Spread
Whole Loans - floating rate	$1,245.9	55.9%	—	372 bps
Whole Loans - fixed rate	$164.6	7.4%	7.10%	—
Subordinate Mortgage Interests - floating rate	$101.3	4.5%	—	401 bps
Subordinate Mortgage Interests - fixed rate	$62.8	2.8%	9.26%	—
Mezzanine Loans - floating rate	$432.1	19.4%	—	670 bps
Mezzanine Loans - fixed rate	$212.1	9.5%	9.49%	—
Preferred Equity - fixed rate	$11.9	0.5%	10.22%	—
Subtotal	$2,230.7	100.0%	8.61%	446 bps
Commercial mortgage real estate securities – floating rate	$69.5	8.1%	—	687 bps
Commercial mortgage real estate securities – fixed rate	$787.9	91.9%	6.22%	—
Subtotal	$857.4	100.0%	6.22%	687 bps
Total	$3,088.1		7.09%	455 bps

Note:  Weighted Average Effective Yield and Weighted Average Effective Spread calculations include loans classified as Non-Performing. The schedule includes Non-Performing loans classified as Whole Loans - Floating Rate of approximately $100.1 million with an effective spread of 500 basis points, Non-Performing loans classified as Whole Loans - Fixed Rate of approximately $69.8 million with an effective yield of 7.67%, and Non-Performing loans classified as Subordinate - Floating Rate of approximately $18.9 million with an effective spread of 311 basis points.

Asset yields for fixed rate and floating rate debt investments as of September 30, 2008 were 8.6% and 30-day LIBOR plus 446 basis points, respectively, compared to 8.3% and 30-day LIBOR plus 398 basis points, respectively, in the previous quarter.  First mortgage loans remain the majority of Gramercy Finance’s debt portfolio, standing at 63.3% at September 30, 2008, compared to 66.5% for the previous quarter.  The weighted average remaining term of Gramercy Finance’s debt investment portfolio decreased slightly to 1.9 years from 2.0 years at the prior quarter, and the weighted average remaining term of Gramercy Finance’s combined debt and real estate securities portfolio decreased to 3.5 years from 3.6 years for the prior quarter.

At September 30, 2008, Gramercy Finance had five non-performing loans with a carrying value of $188.7 million, net of associated loan loss reserves of $43.1 million, as compared to a carrying value of $205.7 million, net of associated loan loss reserves of $26.1 million, at June, 30, 2008.  The composition of non-performing loans is unchanged from the prior quarter.  At quarter-end, six loans with an aggregate carrying value of $174.5 million were classified as sub-performing, as compared to four loans with an aggregate carrying value of $99.9 million at June 30, 2008.

Investment Activity

Gramercy Finance originated three separate debt investments during the third quarter with an aggregate unpaid principal balance of approximately $55.3 million, net of unamortized fees, discounts and unfunded commitments.

The unpaid principal balance at closing, net of unamortized fees, discounts and unfunded commitments, allocated by investment type, and the weighted average yields of the Company’s debt investments and real estate securities originated during the quarter ended September 30, 2008, were:

	Debt Investments ($ in millions)	Percentage	Fixed Rate: Effective Yield	Floating Rate: Effective Spread
Whole Loans – Floating Rate	$16.0	28.9%	—	278 bps
Whole Loans - Fixed Rate	$9.4	16.9%	6.50%	—
Mezzanine Loans – Floating Rate	$29.9	54.2%	—	1,000 bps
Total	$55.3	100.0%	6.50%	748 bps

Gramercy Realty made no acquisitions during the quarter.

Operating Results

Gramercy Finance’s debt investments generated investment income of $60.6 million for the third quarter, including yield maintenance and prepayment penalties.  Gain on extinguishment of debt totaled $11.7 million from the purchase at a discount of five investment grade CRE CDO bonds previously issued by two of the Company’s three CDOs, as compared to $0 in the prior year’s quarter.  The bonds were not retired, but are reflected on the Company’s balance sheet as a reduction in the amount of CDO bonds outstanding at September 30, 2008.  Gain on sale and other income for the third quarter was $5.4 million in 2008 as compared to $1.9 million in 2007.

For the third quarter, Gramercy Realty’s rental revenues and reimbursements totaled $114.0 million, and related operating expenses aggregated $49.9 million.

Interest expense of $78.6 million for the third quarter reflects interest expense on $2.7 billion of investment-grade, long-term notes issued by our three wholly-owned CDOs, $2.5 billion of mortgage notes payable, and $280.3 million of other debt.

Management and incentive fees earned by affiliates of SL Green totaled $8.0 million for the quarter. SL Green, the majority owner of Gramercy’s external manager GKK Manager LLC, remitted to the Company CDO collateral manager fees of approximately $1.3 million, and waived approximately $0.7 million of incentive fees that would have been earned in accordance with the partnership agreement of Gramercy’s operating partnership.  Included among the fees to affiliates of SL Green in the third quarter of the prior year was an incentive fee of approximately $19.0 million, related to the sale of the joint venture interest in One Madison Avenue.

Marketing, general and administrative expense was $5.1 million, an increase from the third quarter of the prior year, primarily due to the AFR acquisitions and increased legal costs incurred in connection with non-performing loans.  This expense category, when measured as a percentage of total expenses, declined to 2.7% at September 30, 2008 from 4.7% for the quarter ended September 30, 2007.

In the third quarter of 2007, the Company recognized a gain of $73.2 million, net of incentive fees, from the sale of its joint venture interest in One Madison Avenue to SL Green Realty Corp.  Incentive fees were paid to GKK Manager LLC, an affiliate of SL Green Realty Corp., in connection with this transaction.

Liquidity and Funding

The Company’s liquidity at September 30, 2008 included $95.2 million of cash and $79.5 million of cash in its three CDOs. Additionally, the Company had unused borrowing commitments under its secured and unsecured credit facilities of $248.2 million.  In July 2008, the Company and Wachovia Securities entered into new credit facilities that established a $115.7 million term loan secured by collateral assets previously financed with Wachovia under a prior credit facility, established a $100 million revolving credit facility for new investment activity, with an extended maturity of July 2011 and a credit spread of 242.5 basis points.  The agreements with Wachovia eliminated exposure to spread-based mark-to-market risk.  In August 2008, the Company and Goldman Sachs Mortgage Company amended an existing repurchase facility to reduce borrowing capacity from $400 million to $200 million, and extended the maturity from September 2009 to December 2010.  In September 2008, the Company repaid an $88.5 million first mortgage loan from Deutsche Bank to the Company scheduled to mature in March 2009, and secured by certain Gramercy Realty properties.  The repayment was funded through two of the Company’s CRE CDOs, and is eliminated in the Company’s consolidated financial statements.  The Company recorded costs related to repayment of $0.8 million, which is recorded against other income.  Consequently, other than principal amortization under existing debt, the Company has no debt maturities in 2008 and only one final debt maturity in 2009 of $53.7 million.

The Company’s debt maturities based on fully-extended scheduled maturities are:

	CDOs	Repurchase Facilities	Trust Preferred Securities	Mortgage Loans	Credit Facilities	Total
2008	$—	$—	$—	$7,553	$—	$7,553
2009	—	—	—	75,926	—	75,926
2010	—	31,855	—	37,714	—	69,569
2011	—	76,139	—	876,035	172,301	1,124,475
2012	—	—	—	80,256	—	80,256
Thereafter	2,662,955	—	150,000	1,468,289	—	4,281,244
Total	$2,662,955	$107,994	$150,000	$2,545,773	$172,301	$5,639,023

Loan prepayments, partial repayments, and scheduled amortization payments were $156.4 million during the quarter.  The Company sold one loan during the quarter with an outstanding principal balance of $7.0 million and an unfunded commitment of $5.7 million.  Unfunded commitments associated with existing loans declined to $82.1 million from $101.9 million as June 30, 2008.  Additionally, the Company sold 16 properties acquired from AFR for an aggregate gross sales price of approximately $20.2 million.

Dividends

The Board of Directors of Gramercy approved a quarterly dividend of $0.50781 per share of its Series A Preferred Stock for the period July 1, 2008 through September 30, 2008.   The dividends were paid on October 15, 2008 to preferred stockholders of record at the close of business on October 10, 2008.  The Board of Directors elected to not pay for the third quarter of 2008 the dividend to common shares, which was previously $0.63 per share, and will revisit the Company’s dividend policy at year-end.  Based on current estimates of taxable income, the Company believes its cumulative distributions to-date in 2008  will satisfy the Company’s tax requirements.

Supplemental Information

The Supplemental Package outlining third quarter 2008 financial results will be available prior to the conference call on the Company’s website.

Company Profile

Gramercy Capital Corp. is an integrated commercial real estate finance and property investment company operating in two complementary areas: Gramercy Finance, which focuses on the direct origination and acquisition of whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity, CMBS and other real estate securities; and Gramercy Realty, which focuses on the acquisition and management of commercial properties net leased primarily to regulated financial institutions and affiliated users throughout the United States.  Gramercy is externally-managed by GKK Manager LLC, which is a majority-owned subsidiary of SL Green Realty Corp. (NYSE: SLG). Gramercy is headquartered in New York City, and has regional investment and portfolio management offices in Los Angeles, California, Jenkintown, Pennsylvania, and Charlotte, North Carolina.

Conference Call

The Company will host a conference call and audio web cast on October 30, 2008 at 2.00 p.m. EST to discuss the third quarter 2008 financial results.

The live call will be webcast in listen-only mode on Gramercy’s web site at www.gramercycapitalcorp.com and on Thomson’s StreetEvents Network. The presentation may also be accessed by dialing 866-314-4865 Domestic or 617-213-8050 International, using pass code “Gramercy”.

A replay of the call will be available from October 30, 2008 4:00 p.m. through, November 5, 2008 by dialing 888-286-8010 Domestic or 617-801-6888 International, using pass code 73281150.

To review Gramercy’s latest news releases and other corporate documents, please visit Gramercy’s website at www.gramercycapitalcorp.com or contact Investor Relations at 212-297-1000.

Disclaimer

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on page 15 of this release.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial finance and real estate property markets, and the banking industry specifically,  competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital and credit market conditions, bankruptcies and defaults of borrowers or tenants in our  properties or properties securing the Company’s debt investments, difficulties encountered in integrating American Financial Realty Trust into the Company, compliance with financial covenants, management changes,  and other factors including those listed in our Annual Report on Form 10-K, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

Selected Financial Data

Gramercy Capital Corp.

Consolidated Statements of Income

(amounts in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues
Investment income	$60,552	$85,796	$197,882	$218,593
Rental revenue	80,597	2,523	163,350	6,109
Operating expense reimbursements	33,442	—	64,993	—
Gain on sales and other income	5,441	1,895	14,551	11,949
Total revenues	180,032	90,214	440,776	236,651

Operating Expenses
Ground rent and leasehold obligations	4,864	—	8,956	—
Real estate taxes	9,892	—	19,806	—
Utilities	11,792	—	21,457	—
Other property operating expenses	20,041	—	40,121	—
Direct billable expenses	3,294	—	5,039	—
Total operating expenses	49,883	—	95,379	—

Net operating income	130,149	90,214	345,397	236,651

Other expenses:
Interest expense	78,586	50,601	197,785	126,271
Management fees	8,025	5,923	24,275	16,176
Incentive fee	—	3,874	5,100	10,475
Depreciation and amortization	22,335	1,188	46,625	2,947
Marketing, general and administrative	5,100	3,145	11,989	11,068
Provision for loan loss	18,875	2,500	50,089	6,648
Total expenses	132,921	67,231	335,863	173,585

Income (loss) before equity in net income of unconsolidated joint ventures, provision for taxes, minority interest and discontinued operations	(2,772)	22,983	9,534	63,066
Equity in net income from unconsolidated joint ventures	1,416	1,264	6,117	1,053
Income (loss) before provision for taxes, minority interest and discontinued operations	(1,356)	24,247	15,651	64,119

Gain from sale of unconsolidated joint venture interest	—	92,235	—	92,235
Gain on extinguishment of debt	11,681	—	33,378	—
Incentive fee attributable to gain from sale of unconsolidated joint venture interest	—	(18,994)	—	(18,994)
Provision for taxes	(36)	(338)	(47)	(1,301)
Net income from continuing operations before minority interests	10,289	97,150	48,982	136,059
Minority interest	24	—	(217)	—
Net income from continuing operations	10,313	97,150	48,765	136,059
Net loss from discontinued operations	(654)	—	(1,239)	—

Net income	9,659	97,150	47,526	136,059
Preferred stock dividends	(2,336)	(2,336)	(7,008)	(4,231)
Net income available to common stockholders	$7,323	$94,814	$40,518	$131,828

Basic earnings per share:
Net income from continuing operations, after preferred stock dividends and provision for income taxes	$0.16	$0.82	$0.92	$2.24
Net loss from discontinued operations	(0.02)	—	(0.03)	—
Net Gain from sale of unconsolidated joint venture	—	$2.78	—	$2.80
Net income available to common stockholders	$0.14	$3.60	$0.89	$5.04

Diluted earnings per share:
Net income from continuing operations, after preferred stock dividends and provision for income taxes	$0.15	$0.78	$0.91	$2.13
Net loss from discontinued operations	(0.01)	—	(0.03)	—
Net Gain from sale of unconsolidated joint venture	—	$2.65	—	$2.66
Net income available to common stockholders	$0.14	$3.43	$0.88	$4.79

Dividends per common share	$—	$0.63	$1.26	$1.82

Basic weighted average common shares outstanding	51,307	26,339	45,736	26,139
Diluted weighted average common shares and common share equivalents outstanding	51,356	27,638	45,814	27,527

Gramercy Capital Corp.

Consolidated Balance Sheets

(Amounts in thousands, except share and per share data)

	September 30,	December 31,
	2008	2007
Assets
Real estate investments, at cost
Land	$739,278	$88,720
Building and improvements	2,631,386	79,549
Less: accumulated depreciation	(36,356)	(2,015)
Total real estate investments, net	3,334,308	166,254

Cash and cash equivalents	95,195	293,126
Restricted cash	263,340	135,957
Pledged government securities, net	102,607	—
Loans and other lending investments, net	2,230,770	2,441,747
Commercial mortgage backed securities	857,402	791,983
Investment in joint ventures	93,087	49,440
Assets held for sale, net	204,314	194,998

Tenant and other receivables, net	52,276	—
Derivative instruments, at fair value	437	—
Accrued interest	22,027	32,587
Acquired lease assets, net of accumulated amortization of $15,730 and $0	399,903	—
Deferred costs, net of accumulated amortization of $27,054 and $16,962	74,256	56,109
Other assets	63,262	42,877

Total assets	$7,793,184	$4,205,078

Liabilities
Mortgage notes payable	$2,545,773	$153,624
Credit facilities	172,301	—
Repurchase agreements	107,994	200,197
Collateralized debt obligations	2,662,955	2,735,145
Total secured and other debt	5,489,023	3,088,966

Accounts payable and accrued expenses	110,679	35,188
Management and incentive fees payable	5,089	5,617
Dividends payable	2,341	93,992
Accrued interest payable	10,806	—

Deferred revenue	86,017	—
Below market lease liabilities, net of accumulated amortization of $33,562	708,186	—
Leasehold interests, net of accumulated amortization of $1,474	21,759	—
Liabilities related to assets held for sale	9,626	—
Derivative instruments, at fair value	83,718	72,495
Other liabilities	12,376	10,085
Junior subordinated deferrable interest debentures held by trusts that issued trust preferred securities	150,000	150,000
Total liabilities	6,689,620	3,456,343

Commitments and contingencies	—	—

Minority interest	2,463	—

Stockholders’ Equity:
Common stock, par value $0.001, 100,000,000 shares authorized, 51,316,586 and 34,850,577 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	51	34
Series A cumulative redeemable preferred stock, par value $0.001, liquidation preference $115,000, 4,600,000 shares authorized, 4,600,000 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	111,205	111,205
Additional paid-in-capital	1,081,055	685,958
Accumulated other comprehensive income	(82,991)	(65,658)
(Accumulated Deficit) retained earnings	(8,219)	17,196
Total stockholders’ equity	1,101,101	748,735
Total liabilities and stockholders’ equity	$7,793,184	$4,205,078

Gramercy Capital Corp.

Reconciliation of Non-GAAP Financial Measures

(amounts in thousands, except per share data)

	For the Three Months Ended September 30, 2008	For the Three Months Ended September 30, 2007	For the Nine Months Ended September 30, 2008	For the Nine Months Ended September 30, 2007
Income (loss) before provision for taxes, minority interest and discontinued operations	$(1,356)	$24,247	$15,651	$64,119
Add:
Gain on extinguishment of debt	11,681	—	33,378	—
Depreciation and amortization	25,677	3,149	55,988	8,742
FFO adjustment for unconsolidated joint ventures	104	753	469	4,646
Less:
Provision for taxes	(36)	(338)	(47)	(1,301)
Minority interest	24	—	(217)	—
Discontinued operations	(654)	—	(1,239)	—
Dividends on preferred stock	(2,336)	(2,336)	(7,008)	(4,231)
Non-real estate depreciation and amortization	(2,489)	(2,538)	(9,402)	(6,966)
Funds from operations	$30,615	$22,937	$87,573	$65,009

Funds from operations per share - basic	$0.60	$0.87	$1.92	$2.49
Funds from operations per share - diluted	$0.60	$0.83	$1.91	$2.36

	For the Three Months Ended June 30, 2008	For the Three Months Ended June 30, 2007

Income before provision for taxes, minority interest and discontinued operations	$13,741	$22,289
Add:
Depreciation and amortization	25,721	3,174
FFO adjustment for unconsolidated joint ventures	179	1,946
Less:
Provision for taxes	—	(429)
Minority interest	(241)	—
Discontinued operations	(1,104)	—
Dividends on preferred stock	(2,336)	(1,895)
Non-real estate depreciation and amortization	(3,036)	(2,592)
Funds from operations	$32,924	$22,493

Funds from operations per share - basic	$0.64	$0.86
Funds from operations per share - diluted	$0.64	$0.82